Exhibit 10.10

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) is effective as of May 1, 2012, between FTS International Services, LLC, a limited liability company organized and existing under the laws of the State of Texas and having a principal place of business at 777 Main Street, Suite 3000, Fort Worth, Texas, 76102 (“FTSI”), Texas, and its Affiliates (as defined below), and Hi-Crush Operating LLC, a Delaware limited liability company with its principal place of business at Three Riverway, Suite 1550, Houston, Texas 77056 (“Supplier”).

RECITALS:

1. Whereas, FTSI and its Affiliates carry on the business of the design, manufacture and supply of goods and services in the Oilfield Business as defined below;

2. Whereas, Supplier is able to supply certain goods for FTSI;

3. Whereas, FTSI requires high quality sand for use as a proppant in providing certain of its hydraulic fracturing and oilfield services;

4. Whereas, Supplier desires to sell such sand and is able to provide the proppant to FTSI;

5. Whereas, FTSI desires to purchase Northern White grade *** frac sand from Supplier under the terms and conditions set forth in this Agreement; and

6. Whereas, Supplier is willing to undertake the supply of the products for FTSI and its Affiliates under the terms of this Agreement.

AGREEMENT

In consideration of the premises and the respective covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions

1.1	In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

(a)	Affiliate or affiliate in relation to either Party means any corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that Party. With respect to Supplier, Affiliate shall mean and include Hi-Crush Proppants LLC and its subsidiary entities. Supplier represents that Hi-Crush Proppants LLC is its sole and direct member, and that all Supplier-related entities at and below Hi-Crush Proppants LLC capture all Supplier-related entities. With respect to FTSI entities, it shall include any U.S. and international entities sharing ownership with FTSI, directly or indirectly, and at any level, whether parent or subsidiary.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(b)	Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

(c)	Contract Year means the period starting on the Effective Date and ending April 30, 2013 and each successive period of twelve (12) calendar months occurring immediately thereafter.

(d)	Effective Date means the date written at the beginning of this Agreement.

(e)	Force Majeure means in relation to either Party, any circumstances beyond the reasonable control of that Party, including war (whether declared or undeclared), acts of God, including fire, flood, storms and earthquakes, embargoes, riot, civil disturbance, insurrection, sabotage, and events or occurrences adversely impacting Supplier’s facility, but excluding (i) economic downturns, (ii) recessions, (iii) depressions, and (iv) strikes, lock-outs or other similar acts of the Party’s employees.

(f)	Oilfield Business as used herein means the fields of exploration, recovery and production of minerals, gases, solid materials, fluids, water, oil, gas, and geothermal and such exploration, recovery and production includes, without limitation, exploration, drilling, production, reinjection, characterization, seismic modeling and data, extraction, treatment, storage, and transportation of each of such minerals, gases, solid materials, fluids, water, oil, gas and geothermal and any and all associated equipment, products and services, well site treatment, pipelines, offshore platforms, and fluid waste disposal. For purposes of clarification, the refining of oil and gas, and the storage and transportation of refined oil and gas, shall be excluded from the foregoing definition.

(g)	Person or person means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.

(h)	Product(s) means generally, whether singular or plural, Northern White grade *** frac sand that meets the Specifications.

(i)	Quality Standard means a manufacturing standard that conforms to ISO 13503-2, Proppant Specifications, and will be accompanied by appropriate supporting documentation, as outlined in Exhibit A, attached hereto and incorporated herein for all purposes.

(j)	Specifications means the specifications for the Products as set forth in Exhibit A to this Agreement Purchase Order.

(k)

Supplier or FTSI means, for the purposes of Article 9 as follows: “Supplier” shall include Supplier and Supplier’s parent, subsidiary or affiliated entities, and their respective past, present, and future officers, directors, employees, members, shareholders, partners (whether general or limited), attorneys, agents, successors, and assigns or any or all of such parties. “FTSI” shall include FTSI, its parent(s), subsidiary(ies) or affiliate entities, and their respective past, present, and future officers, directors, employees, members, shareholders, partners (whether general or limited), attorneys, agents, successors, and assigns or any or all of

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

such parties. It is the intent of the Parties, unless expressly stated otherwise herein, that for the purposes of the duties and obligations impose dupon either Party under this Agreement, any and all references to Supplier or FTSI shall only be to the actual entity or entities to which services and/or goods are being provided or supplied in any particular instance. For the purposes of the rights granted to either Party under this Agreement, any and all references shall include all entities comprising the term Supplier or FTSI listed in (k).

(l)	Term means the period commencing on the Effective Date of this Agreement and ending when this Agreement is terminated or expires in accordance with the provisions of Article 8.

(m)	Purchase Order means the documents by which FTSI orders Product from Supplier. For clarification, the Parties are free to issue/accept Purchase Orders in various formats, including purchase orders, emails and other communications between the Parties, which shall be hereafter referred to as Purchase Order regardless of format. Each Purchase Order shall be subject to the Parties’ agreement as specified in the Purchase Order and all terms and provisions of this Agreement. No terms of a Purchase Order, Internet site, order confirmation or other writing shall have the effect of modifying this Agreement unless such intent is reduced to, and expressed in, a writing and signed by both parties.

(n)	Year means a twelve-month period.

1.1	General Terms. As used in this Agreement, unless expressly stated otherwise, references to (a) “including” mean “including, without limitation”; (b) “or” mean “either or both”; (c) a “party” or “Party” means FTSI or Supplier, as the context may require, and “parties” or “Parties” means FTSI and Supplier and (d) “day” or “days” means calendar days unless specified as a “Business Day.” Unless otherwise specified, all references in this Agreement to Articles or Sections are deemed references to the corresponding Articles or Sections in this Agreement.

2. Production and Supply of the Products

2.1	Commencement of Production/Minimum Supply.

(a)	Beginning on May 1, 2012, Supplier is obligated to sell and FTSI is obligated to buy, 200,000 tons of Product per Contract Year consisting of *** tons of *** and *** tons of *** (the “Minimum Supply”).

(b)	Supplier shall be under no obligation to supply or sell Product in excess of the Minimum Supply. In the event that Supplier fails to supply to FTSI the Minimum Supply during any Contract Year (a “Supply Shortfall”), Supplier shall have *** after the end of such Contract Year to, as the sole and exclusive remedy for such Supply Shortfall, either (i) tender the Supply Shortfall, including by supplying Product from one or more third parties in accordance with Section 2.11, or (ii) pay to FTSI within *** of the end of the Contract Year, as liquidated damages and not as a penalty, an amount equal to the amount of the Supply Shortfall (expressed in tons) multiplied by $*** (“Supply Shortfall Payment”). It will be Supplier’s sole discretion as to which option is utilized. No Force Majeure event shall relieve Supplier of its obligations set forth in this Agreement and the options contained in this paragraph, including without limitaion, the Supply Shortfall Payment.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(c)	The “Monthly Maximum Supply Availability” during the Term is set forth in the table below. Supplier will not be obligated to fulfill orders that exceed the Monthly Maximum Supply Availability for a specific calendar month. Additionally, no more than *** of the Monthly Maximum Supply Availability in any given calendar month shall be ***.

Month	Maximum Supply
May ‘12 to April ‘15	18,500 tons/month

2.2	Supply Requirements; Price, Volume Discounts and Additional Volume.

(a)	During the Term of this Agreement, pricing will be fixed at $***/short ton for *** and $***/short ton for ***.

2.3	FTSI Minimum Purchase Requirement. During the Term, FTSI shall be required to take and, in accordance with Section 3.1, pay for a minimum aggregate 200,000 tons of Product per Contract Year (the “Minimum Purchase Requirement”); provided, however, that if, due solely to Force Majeure or the unavailability of rail cars in the market, FTSI is unable to take delivery of Products as contemplated hereunder for a period of time during a Contract Year, FTSI shall not be deemed to be in breach of this Agreement as a result of such failure so long as FTSI is using commercially reasonable efforts to obtain rail cars and minimize the period of time during which FTSI is unable to take delivery of Products; provided, further, however, that nothing in this sentence shall be construed to relieve FTSI of its obligations to make payments under this Agreement (including the obligation to make any Makewhole Payments as contemplated in Section 2.5).

2.4	During the Term of this Agreement, the Minimum Purchase Requirement shall be ordered by FTSI in installments of not less than 15,000 tons of Product per calendar month (the “Monthly Minimum Requirement”), and not more than the Monthly Maximum Supply Availability. In the event that FTSI fails to purchase one twelfth (1/12) of the Minimum Purchase Requirement of Product from Supplier during any particular calendar month in which Supplier was ready, willing and able to deliver 18,500 tons of Product (as evidenced by Supplier in writing upon request by FTSI of same), then the “Purchase Shortfall” shall be the amount by which one twelfth (1/12) of the Minimum Purchase Requirement exceeds the amount of Product actually purchased by FTSI during such calendar month until the minimum annual volume is met.

2.5

On written notice of such Purchase Shortfall to FTSI by Supplier, FTSI shall have *** after the month of the Purchase Shortfall to purchase tonnage of Product in excess of the Monthly Minimum Requirement as applicable (but subject to the Monthly Maximum Supply Availability) to make up for the Purchase Shortfall. If FTSI fails to purchase the full amount of the Purchase Shortfall in such *** period, FTSI shall be obligated to pay to Supplier an amount equal to the amount of the Purchase Shortfall not purchased by FTSI in such *** period (expressed in tons) multiplied by $*** (the “Makewhole Payment”). The Makewhole Payment shall be paid within *** of written demand by Supplier, by wire transfer of immediately available funds to the account designated in writing by Supplier.

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The aggregate Purchase Shortfall amount for a Contract Year shall not exceed the Minimum Purchase Requirement for such Contract Year, as applicable, less the amount of Product ordered and delivered to FTSI. FTSI reserves the right to resell goods purchased from Supplier if deemed necessary by FTSI in order to satisfy the Minimum Purchase Requirement. Supplier shall not be obligated to deliver more than the Monthly Maximum Supply Availability in any given calendar month.

2.6	FTSI may elect to sell all or any amount of Product comprising the Minimum Purchase Requirement in order to meet its obligations under this Agreement. If requested by FTSI, Supplier will use its best efforts to assist FTSI with delivery schedules and delivery locations for any Product sold by FTSI. Sales of such Product by FTSI will count towards fulfilling FTSI’s Minimum Purchase Requirement. Nothing in this Section will release FTSI from its payment obligations to Supplier for such Product sold by FTSI.

2.7	[Intentionally Omitted].

2.8	Title and Risk Of Loss. Title and risk of loss or damage to Products shall pass to FTSI FCA (details listed in table below), Incoterms 2010. Supplier is not responsible for unfilled orders resulting from any shortage or lack of availability of rail cars for shipment of orders except that Supplier must always meet the Minimum Supply volumes as specified in Section 2.1. Supplier warrants clear title to the Products at the time title to the Products passes to FTSI, free from any and all liens or other encumbrances. Supplier is responsible for proper loading and correct stowing of the Product on the FTSI nominated carrier, at its expense, and will comply with any documentary instructions of FTSI in the shipment process.

Mode of Transportation	Incoterm	Title and Risk of Loss
Rail Car	FCA (Supplier’s facility in Wyeville, WI) FCA (Supplier’s facility in Augusta, WI)	Title and risk of loss will transfer from Supplier to FTSI when the Products are loaded by Supplier onto FTSI designated rail car at the Supplier’s facility in Wyeville, WI and/or Augusta, WI.

2.9

Orders. During the Term, Supplier shall supply to FTSI, and FTSI shall purchase, the types and amounts of the Products ordered by FTSI from time to time under this Agreement; provided that Supplier shall be under no obligation to supply or sell, and FTSI shall not have the right to buy Products in excess of the Minimum Purchase Requirement or the Monthly Maximum Supply Availability. This Agreement shall control and govern all transactions between the Parties with respect to the sales and purchases of Products, whether under subsequent verbal and/or written Purchase Orders, unless subject to an express, duly executed agreement (which is not a pre-printed form, terms contained on an Internet site or order confirmation) for the particular subject matter. The terms of this Agreement shall prevail over the terms in the Purchase Order in the event of a conflict unless specific reference and identification is made to the provision of this Agreement to be modified and the intention to modify is explicitly stated and signed by both Parties. Such changes shall be effective for that Purchase Order only. Printed terms and conditions contained in documents

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

issued to FTSI by Supplier or from FTSI to Supplier with respect to the Products shall be of no force and effect and shall be superseded by the terms and conditions which are contained in this Agreement. Supplier agrees to promptly process all of FTSI’s orders under the terms of this Agreement.

2.10	Delivery. Supplier agrees that all Products ordered by FTSI will be delivered to FTSI per this Article 2 and in accordance with a reasonable delivery date contained in the applicable Purchase Order (not less than seven (7) days from the date a Purchase Order is submitted, unless the Parties otherwise agree in writing on the Purchase Order), subject to the Monthly Maximum Supply Availability.

2.11	Alternate Sources of Supply. Supplier may, in its discretion, source Product from third Persons for purposes of selling such Product to FTSI hereunder, so long as such Product meets or exceed the Specifications and Quality Standards subject to Section 5.1 and Supplier is otherwise in compliance with the other provisions of this Agreement, including without limitation, price and delivery obligations contained herein.

3. Invoicing and Payment

3.1	Invoicing and Payment Terms. Subject to any special terms agreed in writing from time to time between FTSI and Supplier:

(a)	Supplier shall invoice FTSI as Product is shipped in respect of all Products supplied under this Agreement. Each invoice shall be for the tonnage actually shipped. Payment shall be due no later than the *** after the date of the invoice.

(b)	Should FTSI fail to make an adjustment to an invoice to which it was entitled, and as a result has overpaid amounts due to Supplier, then upon such overpayment becoming known and agreed to by the Parties, Supplier shall issue a credit to FTSI within ***, which credit may be applied by and utilized by FTSI against future invoices owing to Supplier and, to the extent any credit has not been applied or utilized within *** from the date of such overpayment, Supplier shall, upon demand received from FTSI , immediately refund such remaining credit amount.

(c)	Interest Rate on Past Due Payments. Payments *** or more past due shall bear interest at the rate of *** from (and including) the date on which the applicable payment was due to (but excluding) the date on which the applicable payment is paid in full. The accrual of interest as provided in the preceding sentence shall not limit any other remedies of Supplier, which shall include the right to terminate this Agreement in accordance with Section 8.3.

4. Taxes. Supplier is responsible for all taxes legally imposed upon its business, including but not limited to taxes imposed upon its income, its personnel or its property. Such taxes are for Supplier’s account. FTSI shall pay and Supplier shall collect and is responsible for the reporting of applicable transaction taxes such as severance, sales, use, value added, manufacture, excise, or similar taxes, unless a valid exemption is claimed by FTSI. Transaction taxes are in addition to established prices and shall be shown as a separate line item on the invoice. If tax withholding is required by law, FTSI will adhere to statutory tax withholding requirements with respect to payments to Supplier. Such withholdings are for Supplier’s account and amounts invoiced by Supplier shall not be increased or grossed up to shift the withholding tax cost to FTSI. Certificates of withholding taxes shall be provided to Supplier as soon as administratively possible.

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5. Quality of the Products

5.1	Quality. In entering into this Agreement, FTSI relies upon Supplier’s expertise to manufacture the Products and Supplier covenants and warrants to FTSI that all Products supplied by Supplier pursuant to this Agreement shall:

(a)	Comply with the Quality Standards;

(b)	Conform in all respects to the ISO 13503-2 standard Specifications, if any as per this Agreement; and

(c)	be free and clear of all liens and other encumbrances at the time title to the Products passes to FTSI.

5.2	Inspection. Supplier shall permit representatives of FTSI, at any reasonable time and upon reasonable prior notice, to inspect the Products manufactured by Supplier at Supplier’s Facility prior to the time of delivery of Products to the carrier. Whether or not FTSI conducts an inspection, Supplier shall provide FTSI a production sample per Purchase Order in order to show compliance with Section 5.1. A “Production Sample” is defined as one hundred (100) grams of the actual production run and/or lot number of the delivered Product. Such Production Sample shall be retained by Supplier and provided to FTSI up to one hundred twenty (120) days from the date of the Purchase Order. Supplier shall provide multiple-sieve analysis of Product at Supplier’s facility for inspection/confirmation by FTSI.

5.3	Rejection. FTSI shall be entitled to reject any of the Products that do not comply with Section 5.1; provided that any Products not rejected prior to the time of delivery of such Products to the carrier shall be deemed accepted by FTSI, unless testing of the applicable Production Sample by an independent third party laboratory conclusively determines that Products previously accepted by FTSI do not comply with Section 5.1 (in which case FTSI may reject such previously accepted Products upon such determination by the independent third party laboratory). In the event that FTSI timely rejects any Products, Supplier shall replace such Products at its sole cost. Supplier shall provide such replacement Products at Supplier’s Facility within a reasonable time under the circumstances. The time for fulfillment of the Minimum Purchase Requirement shall be extended by the amount of time Supplier takes to replace the non-conforming Product with conforming Product.

5.4

Warranty and Claims. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, AS EXPRESSLY SET FORTH IN SECTION 5.1 ABOVE AND THE PRODUCT SPECIFICATIONS SET FORTH IN THIS AGREEMENT AND INCLUDED IN EXHIBIT A ATTACHED HERETO AND INCORPORATED HEREIN, NO WARRANTY, EXPRESS OR IMPLIED, SHALL BE APPLICABLE TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE QUALITY OF THE PRODUCTS, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR SUITABILITY OR ANY IMPLIED WARRANTY THAT ANY OF THE PRODUCTS ARE FIT FOR A PARTICULAR PURPOSE, NOTWITHSTANDING ANY COURSE

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

OF DEALING OR INDUSTRY PRACTICE INCONSISTENT WITH THIS AGREEMENT, EXCEPT FOR LATENT DEFECTS THAT COULD NOT HAVE BEEN DISCOVERED WITHIN ONE HUNDRED TWENTY DAYS FROM THE DATE OF A PURCHASE ORDER HEREUNDER. Should FTSI choose to provide a warranty to its customers beyond the warranty provided by Supplier, then FTSI shall bear the entire cost of such warranty. Should any Product not comply with the warranties of Supplier expressly made in this Agreement, then Supplier shall, as the sole and exclusive remedy of FTSI, provide replacement Product to FTSI at Supplier’s Facility.

5.5	Insurance Requirements. Each of Supplier and FTSI shall maintain and exhibit to the other on demand, (a) certificates of comprehensive general liability insurance and employers liability insurance for such amount as may from time to time be agreed between the Parties but in any event not be less than *** in each case and (b) certificates of excess liability insurance for such amount as may from time to time be agreed between the Parties but in any event not be less than *** per occurrence.

Required Insurance Coverage	Limits and Endorsements
Worker’s Compensation	Statutory (including an alternate employer or borrowed servant endorsement)
Employer’s Liability	$*** each accident/each employee
General Liability Bodily Injury & Property Damage	$*** each occurrence (***general aggregate and $***products/completed operations) * Must include deletion of the “Railroad Exclusion”
***	$***each occurrence
Excess Liability	$***each occurrence

(a)	Additional Insureds. Supplier and FTSI shall each name the other as an additional insured for ongoing and completed operations, for purposes of indemnity herein, on a primary and non-contributory basis, on each of the Supplier’s policies required under this Agreement, except Worker’s Compensation.

(b)	Subrogation. Each of Supplier’s and FTSI’s insurers shall waive their right of subrogation (equitable or by assignment, express or implied, loan receipt or otherwise) against the other Party or it’s insurers).

(c)	Primary. Each of Supplier’s and FTSI’s policies required under this Agreement will be shown as primary and non-contributory over any insurance coverage maintained by FTSI or Supplier, and each of their affiliates and subsidiaries.

(d)	Excess Liability. Excess liability required limits will apply to all underlying liability requirements including, but not limited to, general liability and employers liability.

(e)	Certificates of Insurance. Prior to commencing any operations or activities, Supplier and FTSI shall furnish Certificates of Insurance to each other evidencing the insurance required hereunder, and, upon request, FTSI and Supplier may examine true copies of the actual policies. The certificates shall provide that the insurance is in full force and effect and that it shall not be cancelled or materially changed without thirty (30) days prior written notice to FTSI or Supplier. Al certificates must contain reference to endorsements (i.e., additional insured, waiver of subrogation, etc.) required herein.

(f)	Financial Strength. Only Insurance companies with an AM Best financial rating of “A-V11” or better are acceptable as insurers on all primary and excess/umbrella liability policies.

6. Confidentiality

6.1	Confidential Information. All information concerning this Agreement, including, without limitation, Intellectual Property, the Product, and any data obtained pursuant to this Agreement shall be deemed “Confidential Information”. FTSI and Supplier shall hold all Confidential Information in confidence and shall not disclose such information to any third party or otherwise use the Confidential Information except as stated herein or otherwise agreed between the Parties.

6.2	Agreements as to Confidential Information. Each of the Parties, except as agreed otherwise or to the extent necessary in the performance of this Agreement, shall:

(a)	instruct its directors, officers and employees not to use, analyze, sell, lease, assign, transfer, license, disclose or make available to any third party the Confidential Information; and

(b)	not copy or duplicate by any means, in whole or in part, the Confidential Information except as permitted herein.

6.3	Excluded Information. The obligations of the Parties under this Agreement shall not extend to or include Confidential Information exchanged between the Parties that:

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(a)	Is or becomes publicly available without the fault of the receiving Party;

(b)	Is obtained by the receiving Party from a source other than the disclosing Party and where such source was free of any restrictions owed to the disclosing Party on its use or disclosure;

(c)	Was in the receiving Party’s possession prior to the receiving Party’s receipt thereof from the disclosing Party, without any restriction owed to the disclosing Party on its use or disclosure;

(d)	Is required to be disclosed by operation of law, judicial or administrative procedure, decree or order or by any regulation or law, subject to Section 6.5 hereof; or

(e)	Is independently developed by Persons who did not have access to the Confidential Information.

6.4	Additional Obligations. Even if a receiving Party is relieved of its obligations by the exceptions recited above, the receiving Party shall not make known or cause to be made known that the Confidential Information was acquired from the disclosing Party, or that there may be any similarity between such Confidential Information and other information made available from any other source.

6.5	Non-disclosure of Agreement. Except as otherwise provided under this Agreement or as may be required by law or regulation, neither Party, without the prior written consent of the other Party, will disclose to any other Person either the fact that this Agreement exists, the fact that the Parties have made any information available to each other or the fact that any discussions or negotiations are taking place concerning a possible arrangement or any of the terms, conditions or other facts with respect to any such possible arrangement, including the status thereof; provided that a Party may disclose such information (a) to its advisors and Affiliates who agree or who are under a legal or fiduciary obligation to maintain the confidentiality of such information and (b) to prospective purchasers, investors or lenders (subject to the execution by the prospective purchasers, investors or lenders of written confidentiality agreements with terms at least as stringent as those contained herein); provided, that in no event shall such information be disclosed to a competitor of such other Party unless such competitor is seeking to purchase, invest or lend funds to Supplier. If a receiving Party receives a request to disclose all or any part of the disclosing Party’s Confidential Information under the terms of a valid and effective subpoena, decree or order issued by a court of competent jurisdiction or by a governmental body, the receiving Party hereby agrees to, and agrees to cause its Affiliates to, immediately notify the disclosing Party in writing of the existence, terms and circumstances surrounding the request, so that the disclosing Party may seek an appropriate protective order or waive the receiving Party’s compliance with the provisions of this Agreement (and, if the disclosing Party seeks an order, to provide the cooperation as said owner shall reasonably request); and if disclosure of Confidential Information is required in the written opinion of a receiving Party’s counsel, the receiving Party shall exercise reasonable efforts, with the cooperation of the disclosing Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

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SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

7. Force Majeure

7.1	Force Majeure Events. If either Party is affected by Force Majeure it shall promptly notify the other Party of the nature and extent of the circumstances in question. Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of that obligation shall be extended accordingly; provided, that if the Force Majeure in question prevails for a continuous period in excess of thirty (30) days, the Parties shall enter into discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as the Parties mutually agree.

7.2	Limitation. Notwithstanding Section 7.1, neither Party shall be relieved of its obligations to make payments as provided herein (including, but not limited to, the obligations to pay for delivered Products as required hereunder).

8. Duration and Termination

8.1	Term. This Agreement shall be deemed to become effective on the Effective Date and shall continue in effect through April 30, 2015 (such period being referred to herein as the “Primary Term”), unless earlier terminated as provided herein. This Agreement may be extended beyond the Primary Term by mutual written agreement of the Parties.

8.2	Termination by FTSI. If FTSI is not then in breach of this Agreement giving rise to an event of termination,this Agreement may be immediately terminated for breach if Supplier fails to produce and deliver Products that meet the Specifications for a period of more than ***. Upon such breach, FTSI may terminate this Agreement immediately by giving written notice of termination to Supplier. Subject to fulfilling its obligations to purchase the Minimum Purchase Requirement, FTSI may terminate any Purchase Order upon ***. In the event Supplier has incurred costs in executing the Purchase Order up to termination, FTSI shall reimburse Supplier for such documented costs.In the event of Supplier’s failure to perform any of its material obligations under this Agreement (including failure to deliver agreed upon amounts of Product and not making up the Supply Shortfall as contemplated by Section 2.1(b)), FTSI shall promptly give Supplier notice thereof. Such notice shall specifiy the nature of such failure with particularity and in reasonable detail, including the specific provision of this Agreement to which such purported failure relates. Supplier shall use commercially reasonable efforts to cure or otherwise remedy the failure specified in such notice within ***after its receipt of such notice. A failure specified in such notice that Supplier does not cure or otherwise remedy in such *** period shall be deemed a “Supplier Uncured Failure”. FTSI shall have the right to terminate this Agreement if Supplier has more than ***. FTSI’s sole and exclusive damages in case of such termination shall be limited to $*** per short ton of Minimum Supply Product that remains undelivered for the remaining Term of the Agreement after the filling of all outstanding Purchase Orders. The Parties acknowledge and agree that in the event of a breach under this Section 8.2, the damages would be difficult if not impossible to quantify, and accordingly, such payment shall be for liquidated damages and not as any form of penalty.

pg. 10

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

8.3	Termination by Supplier. If Supplier is not then in breach of this Agreement giving rise to an event of termination, Supplier shall be entitled to terminate this Agreement should FTSI fail to order and take delivery of the required volumes of Product or pay sums due hereunder. Supplier shall give FTSI written notice of any such failure and provide a reasonable time to cure which shall not exceed ***. Should FTSI fail to cure prior to the end of such ***period, then Supplier may terminate this Agreement immediately. Supplier’s sole and exclusive damages in case of such termination shall be limited to $*** per short ton of Product that remains undelivered under the Minimum Purchase Requirements for the remaining Term of the Agreement after the filling of all outstanding Purchase Orders. The Parties acknowledge and agree that in the event of a breach under this Section 8.3, the damages would be difficult if not impossible to quantify, and accordingly, such payment shall be for liquidated damages and not as any form of penalty.

8.4	Termination of Purchase Order. Termination of a Purchase Order does not terminate this Agreement. Termination of this Agreement will automatically terminate all outstanding Purchase Orders, except those Purchase Orders that are expressly affirmed by FTSI.

8.5	Events Upon Termination.

(a)	Upon expiration of this Agreement or the termination of the Agreement for reasons other than pursuant to Section 8.2, FTSI shall purchase from Supplier all Products which have been ordered from Supplier but not delivered to FTSI at the date of termination, and Supplier shall promptly manufacture and deliver such Products to FTSI.

(b)	Upon expiration of this Agreement or the termination of this Agreement for any reason, all obligations of the Parties hereunder shall terminate, except for any obligations that are expressly stated to survive the expiration of the Term or termination of this Agreement and any obligations that remain executory which obligations, to the extent they remain executory, shall remain in full force and effect until fully performed by the obligated Party as stated in this Agreement. The respective Parties’ obligations under Section 3.1, Section 5.4, Article 6, this Section 8.5 and Articles 9 through 14 shall survive the expiration of the Term or termination of this Agreement. Neither expiration nor termination of this Agreement shall relieve any Party of liability for breaches of this Agreement prior to such expiration or termination.

9. INDEMNITY AND LIMITATION OF LIABILITY

9.1	INDEMNIFICATION.

(a)	FTSI AND SUPPLIER AGREE TO FULLY RELEASE, INDEMNIFY, DEFEND AND HOLD ONE ANOTHER AND THEIR RESPECTIVE PARENT, SUBSIDIARY OR AFFILIATE ENTITIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, COSTS, CAUSES OF ACTION, FINES, PENALTIES OR OTHER LIABILITY THAT MAY BE ASSERTED AGAINST THE OTHER AND/OR THEIR RESPECTIVE GROUPS, TO THE EXTENT, ARISING OUT OF THE INDEMNIFYING PARTY’S OR THEIR RESPECTIVE GROUP’S NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH PERFORMANCE UNDER THIS AGREEMENT.

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9.2	Limitation of Liability.NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY RELEASES THE OTHER FROM LIABILITY ATTRIBUTABLE TO, ANY SPECIAL, ECONOMIC, INDIRECT, CONSEQUENTIAL, OR OTHER INCIDENTAL DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, OR DEFAULT IN THE PERFORMANCE HEREOF, WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE, PRODUCT LIABILITY OR STRICT LIABILITY), OR WARRANTY.

9.3	Indemnification Procedure. In the event either Party learns of any claim, liability, demand or cause of action relating to this Agreement or the performance hereunder, which said Party shall determine, in its sole discretion, that the other Party may be liable therefor, said Party shall promptly notify the other Party. If indemnity is required by any of the terms of this Agreement, the indemnifying Party shall have the right to control all litigation and shall defend the other and pay all settlements, judgments, costs, and expenses (including without limitation court costs and reasonable attorneys’ fees), whether related or unrelated, similar or dissimilar to the foregoing, incident thereto. Each Party, if requested, agrees to cooperate with the other in any defense, and the indemnifying Party shall reimburse the other for all reasonable expenses incurred in connection therewith. The indemnified Party shall have the right to counsel of its own choosing and at its sole expense participate in any such litigation. Notwithstanding the foregoing, however, neither Party shall effect settlement of or compromise any such claim or proceedings without having obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the indemnifying Party may settle or compromise any such claim if the settlement or compromise (a) requires solely the payment of money damages by the indemnifying Party, and (b) includes as an unconditional term thereof the release by the claimant or the plaintiff of the indemnified Party from all liability in respect of such claim. If the indemnified Party does not consent to a settlement which the indemnifying Party is willing to accept, then the indemnifying Party’s liability shall be limited to the amount for which the claim could have been settled provided, such settlement does not require the indemnified Party to forego any property rights other than the amount of payment of the proposed settlement.

9.4	Compliance with Law. Subject to the limitations of this Agreement, it is agreed that in the performance of this Agreement all matters shall be conducted in full compliance with any and all applicable federal, state, provincial and local laws, rules and regulations in the area(s) in which the matters are being conducted. Any performance obligation arising under this Agreement is contingent on the prior receipt of all necessary government authorizations. If either Party is required to pay any fine or penalty or is subject to a claim from the other Party’s failure to comply with applicable laws, rules or regulations, the Party failing to comply shall defend, indemnify and hold harmless the other Party for all damages, fees and/or fines for such failure to comply to the extent of the indemnifying Party’s allocable share of the failure to comply.

9.5

Antibribery. Supplier represents and warrants that it and all of its Affiliates and agents shall act in accordance with the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997 (“the Convention”), and the Convention’s Commentaries

pg. 12

(collectively the “OECD Principles”), and shall comply with all applicable laws implementing the OECD Principles (including the U.S. Foreign Corrupt Practices Act of 1977, as amended), as well as any applicable local laws related to anti-corruption, anti-kickbacks, and anti-money laundering. Supplier agrees not to take or fail to take any action that might cause FTSI to be in violation of any such laws. In addition to the foregoing, Supplier represents and warrants that it and its Affiliates have not and shall not request, induce, make, offer, authorize, promise to make any payment or transfer anything of value, directly or indirectly, (a) to any governmental official or employee (including employees of government-owned or government-controlled corporations, agencies or bodies), (b) any official or employee of a public international organization, (c) to any political party, official of a political party or candidate, or (d) to any third party knowing, believing, or suspecting that such third party will give the payment, or any portion thereof, to any of the foregoing persons in order to obtain or retain business, or for any other improper purpose. In no event shall Supplier make payments to governmental officials or employees on behalf of FTSI.

9.6	Code of Conduct/ Gifts, Entertainment and Travel. It is considered to be in conflict with FTSI’s interest for its employees or any member of their immediate family to accept gifts, payments, extravagant entertainment, services, or loans in any form from anyone soliciting business, or who may already have established business relations with FTSI. Gifts of nominal value and entertainment, meals, and social invitations that are customary and proper under the circumstances and that do not place the recipient under any obligation are acceptable. Any gifts, payment of individual expenses, including, without limitation, trips, or conveyances to FTSI employees shall be disclosed in writing to the FTSI Ethics and Compliance Group.

9.7	Information Requests. Supplier shall maintain full and complete accounting records of activity performed and expenditures incurred by Supplier in connection with this Agreement in such a manner and detail as to permit verification of compliance with the provisions of Sections 9.4 through 9.6. FTSI, (exclusively in its legal entity capacity and excluding any other affiliates, subsidiars, entities or persons defined in 1.1(k)) shall have the right to audit such Supplier’s records for a period of two (2) Years from the expiration or termination of this Agreement. This provision shall survive expiration or termination of this Agreement.

Notwithstanding anything to the contrary, neither Party shall be required to take or refrain from taking any action prohibited or penalized under the laws of the United States, including the U.S. antiboycott laws.

9.8	Economic Sanctions and Export Controls. Supplier agrees to fully comply with all economic sanctions and export control laws and regulations, including those regulations maintained by the U.S. Commerce Department’s Bureau of Industry and Security and the U.S. Treasury Department’s Office of Foreign Assets Control. In addition, Supplier shall not, directly or indirectly, sell, provide, export, re-export, transfer, divert, loan, lease, consign or otherwise dispose of any FTSI equipment, product, services, software, source code, technical data or technology to or via any person, entity or destination, or for any activity or end-use restricted by the laws or regulations of the United States or any other applicable jurisdiction (including nuclear, missile, chemical or biological weapons proliferation, military, or money laundering activities) without first obtaining all required government authorizations.

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10. Nature of Agreement

10.1	Assignment. Either Party shall have the right to assign or transfer to any Person any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the assigning Party shall remain liable to the other Party under the terms of this Agreement notwithstanding such assignment. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor upon a sale or change of control of a Party. This Agreement is intended solely for the benefit of the Parties and their respective successors and permitted assigns.

10.2	Relationship. Each of the Parties is an independent contractor with respect to the other and is not an employee of the other Party or any of the other Party’s Affiliates, and nothing in this Agreement is intended to constitute a partnership or a master and servant relationship between the Parties. Each of the Parties understands and agrees that this Agreement does not create an exclusive dealings arrangement and that each of FTSI and Supplier may enter into similar arrangements with other companies with respect to similar or the same Product. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or liability of a Party to, any person not a Party to this Agreement. Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty between the Parties and each Party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other Parties.

10.3	Entire Agreement; Amendment. This Agreement, including its appendices, exhibits and schedules, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. The terms of this Agreement shall only be amended, modified or supplemented as set forth herein or in a writing signed by or on behalf of both or the Parties. In case of a conflict between this Agreement and a Purchase Order or Purchase Order confirmation contemplated hereunder, the terms of this Agreement shall govern. Acceptance of a Purchase Order or Purchase Order confirmation is insufficient to amend this Agreement unless a separate writing is duly executed by all the Parties specifically amending this Agreement. The Parties acknowledge and agree that there have been no material representations by any person or Party that have induced them to enter into this Agreement other than what is expressly set forth in writing and contained herein.

10.4	Reformation. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. In the event any such provision, clause, sentence or part of this Agreement cannot be modified to comply with the law, then said provision, clause, sentence or portion of the Agreement shall be deemed to be deleted from the Agreement and the remaining terms and conditions shall remain in full force and effect.

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11. Notices and Service

11.1	Addresses. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier or by overnight delivery service with proof of delivery addressed to the respective Party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective Party at the facsimile numbers set forth below:

If to FTSI, to:

FTS International Services, LLC

777 Main Street, Suite 3000

Fort Worth, TX 76102

Fax: (817) 339-3697

Attn: Office of General Counsel—Transactions

If to Supplier, to:

Hi-Crush Operating LLC

c/o Hi-Crush Proppants LLC

Three Riverway, Suite 1550

Houston, TX 77056

Fax: (713) 963-0088

or to such other address or facsimile number and to the attention of such other Person(s) as either Party may designate by written notice. Any notice mailed by over-night delivery service shall be deemed to have been given and received on the second Business Day following the day of mailing.

12. General.

12.1	Waiver. No failure or delay by either Party in exercising any of its rights under this Agreement shall be deemed to be waiver of that right, and no waiver by either Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

12.2	Costs. The Parties shall bear their own costs of, and incidental to, the preparation, execution and implementation of this Agreement.

12.3

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic

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means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes. Minor variations in the form of signature pages of this Agreement, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature.

13. Governing Law and Venue

13.1	Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without giving effect to that state’s conflicts of laws principles or choice of law rules. The Parties agree that either Houston, Harris County or Fort Worth, Tarrant County, Texas, shall be the exclusive forum and venue for resolving any disputed matter.

It is the intent of the Parties to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (1980). Nothing herein shall prohibit a Party from availing itself of a court of competent jurisdiction for the purpose of injunctive relief. The Parties acknowledge and agree that the Parties may have available to them laws or remedies available under applicable local legislation; it is the intent of the Parties to have the terms of this Agreement apply in every instance, including, without limitation, the choice of law provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement.

FTS INTERNATIONAL SERVICES, LLC.:
a Texas limited liability company

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer
Date:	May 10, 2012

SUPPLIER:
HI-CRUSH OPERATING LLC

By:	/s/ James M. Whipkey
Name:	James M. Whipkey
Title:	Chief Executive Officer
Date:	10 May 2012

EXHIBIT A

Product Specifications

ISO 13503-2
Turbidity (NTU)	≤250
Krumbein Shape Factors:
Roundness	≥0.6
Sphericity	≥0.6
Clusters (%)	≤1.0
Sieve Analysis:
<0.1% of sample larger than first specified sieve size
% In Size -20+40	≥90
% In Size -30+50	≥90
% In Size -40+70	≥9.0
<1.0% in pan
Solubility in12/3 HCL/HF for 0.5 HR @ 150 °F (% Weight Loss)	≤3.0